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                                                                    Exhibit 23



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the following (i) Registration Statement No. 2-82186 on Form S-8 filed March 3, 1983; (ii) Registration Statement No. 33-37187 on Form S-3 filed February 27, 1991; (iii) Registration Statement No. 33-48363 on Form S-8 filed June 3, 1992; (iv) Registration Statement No. 33-79146 on Form S-8 filed May 19, 1994; and (v) Registration Statement No. 333-06021 on Form S-8 filed June 14, 1996, and in the related Prospectuses, of our reports with respect to the consolidated financial statements and schedule of WMS Industries Inc. and subsidiaries included in the Annual Report (Form 10-K) of WMS Industries Inc. for the year ended June 30, 1996.



                                                        Ernst & Young LLP


Chicago, Illinois
September 26, 1996